Execution Version

FORM OF

INDIVIDUAL EMPLOYMENT AGREEMENT ENTERED INTO, BY AND BETWEEN, ON THE ONE PART VITEL LABORATORIOS, S.A DE C.V. HEREINAFTER REFERRED TO AS “THE COMPANY”, REPRESENTED BY MANUEL COSME ODABACHIAN, AND ON THE OTHER PART, [__], IN HIS OWN RIGHT, HEREINAFTER REFERRED TO AS THE “EMPLOYEE”, ON HIS OWN RIGHT, WITH THE APPEARANCE OF ONCBIOMUNE PHARAMCEUTICALS, INC., HEREINAFTER REFERRED TO AS “GUARANTOR”, REPERESENTED BY ANDREW ALBERT KUCHARCHUK, UNDER THE FOLLOWING RECITALS AND CLAUSES:

R E C I T A LS

I.	The Company represents that it:

a)	Is a company duly organized in accordance with the laws of the United States of Mexico.

b)	It is domiciled at [__], and has the following RFC: [__].

c)	Desires to retain the services of an individual with the experience, capacity and ability necessary to hold the position of Chief Operations Officer, which is a position of “trust” with the Company.

II.	The Employee represents that:

a)	His name is as hereinabove set forth, that he is a male of Mexican nationality, born in Mexico City, that he is born on [__], that he is married, domiciled at [__], has the following RFC: [__], and the following CURP: [__].

b)	He is familiar with the work that he is to perform for the Company and has the necessary knowledge and experience to carry out the duties assigned to him as the [__], under the terms of this Agreement.

c)	Conflict of Interests. Employee hereby agrees that all of his decisions and actions with respect of the Company shall be made primarily for the benefit of the Company, and not for Employee’s individual benefit.

To avoid any conflict of interest, Employee agrees:

1.	To notify the Company in writing of any corporate or business ties, employment or other circumstance which could originate a conflict of interest, except as it relates to the Excluded Business;

2.	To reject any payment or consideration from any third party, in any form, that may affect Employee’s ability to make independent decisions related to the Company;

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3.	Not to make or offer any gifts of any kind to third parties, in exchange for services from the Company, except for customary gifts;

4.	Not to perform any activities for personal gain or in favor of third parties which could imply a competing activity except as provided for in Clause Seventeenth; and

5.	Conduct Employee’s duties ethically, in compliance with laws and pursuant to the business judgment rule, and in any case in such a way as not to adversely affect the reputation of the Company.

III.	The Guarantor represents that:

a)	It is a legal entity duly organized and legally existing in accordance with the laws of the State of Nevada, United States of America

b)	Andrew Albert Kucharchuk has the necessary authorities to represent it and bind it for the purposes set forth in Clause Sixteenth of this Agreement.

In consideration of the foregoing, the Parties agree to the following:

C L A U S E S

FIRST. - Indefinite Term Agreement. The term of this Agreement is indefinite (the “Term”) and shall begin having effects on the date hereof (the “Effective Date”).

SECOND. - Position and Activities. The Employee agrees to carry out his personal services for the Company as Chief Operations Officer as set forth below, together with such other duties as may be reasonably required from time to time by the Board of Directors of the Company. The Employee and Manuel Cosme Odabachian shall be the employees and officers of the Company with the highest level of authority thereat, being subordinated only and exclusively to the Board of Directors of the Company (and the Board of Directors of Guarantor in the case of deadlock).

The activities that the Employee has to execute while rendering his services consist of Chief Operations Officer, including without limitation, supervising, managing, planning, directing and organizing the activities of the Company and its subsidiaries. The Employee shall be one of the two most senior executive officers of the Company, and all other employees of the Company shall report directly or indirectly to him, except for Manuel Cosme Odabachian, who will hold a position of similar ranking to the Employee.

The Employee will perform his services at the domicile of the Company located at Mexico City, Mexico except for certain travel as reasonably required in the performance of the Employee’s duties under this Agreement.

THIRD. - Work Shift. The Employee shall render his services to the Company during the necessary hours to meet the high level responsibilities assigned to him as per this Agreement, and within a schedule during normal business hours to be self-determined by him at his reasonable discretion but which may not exceed from 40 (forty) hours per week, from Monday to Friday. Employee acknowledges that as part of his responsibilities under this Agreement, some traveling may be required outside of these prescribed business hours.

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FOURTH. – Salary. As remuneration for his services, the Employee will receive a monthly salary in the amount of US$15,625.00 (Fifteen Thousand Six Hundred and Twenty Five 00/100 Dollars), less applicable payroll deductions.

The Monthly Salary will be paid to the Employee in arrears, half of it every fifteen days. The Parties agree that the salary already includes the payment of the days of rest and legal holidays. The salary shall be paid to Employee in Mexican Pesos, in accordance with the exchange rate published in the Mexican Federal Official Gazette, on the business day prior to the payment date.

FIFTH. – Extralegal Benefits. The Employee shall enjoy the extralegal benefits described in Exhibit “A” hereto.

SIXTH. – Rest for Obligatory Legal Holidays. The Company shall provide the Employee with obligatory holidays, in accordance with the provisions of the Federal Labor Law.

SEVENTH. – Vacations and Vacation Premium. The Employee shall enjoy 15 (fifteen) days of vacation per year.

The Company shall pay the Employee a vacation premium equivalent to 25% (twenty-five percent) of the vacation days corresponding to him, in accordance to article 80 of the Federal Labor Law (the “Vacation Premium”).

EIGHTH. – Year End Bonus. The Parties agree that the Company will pay to the Employee an annual Year End Bonus equal to 15 (fifteen) days of salary, no later than December 20 of each year (the “Year End Bonus”).

NINTH. – Reimbursement of expenses. Should the Employee in meeting his obligations, need to travel to other places within or outside the Mexican Republic, and to incur in transportation, lodging and meal expenses, he shall incur them on them on the basis of reasonable expenditures in accordance with the policies that the Company has in place at that time.

TENTH. – Medical Examinations. The Employee agrees to submit himself to periodical medical examination whenever the Company requires so, in accordance with the provisions of Section X of the Article 134 of the Federal Labor Law, in the understanding that the physician who practices such will be designated and paid by the Company.

ELEVENTH. – Social Security. The Employee shall be enrolled with the Mexican Social Security Institute in order to receive Mexican Social Security medical benefits. The Company will be authorized to make the necessary discounts from the Employee’s salary in order to cover before the Mexican Institute of Social Security the corresponding fees. Both Parties agree to comply with all matters relative to the Social Security Law and its Regulations.

TWELFTH. – Training. The Employee will be trained by the Company in accordance with the planning and training programs established by the Company.

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THIRTEENTH. – Member on Third Party’s Board of Directors. The employee shall be able to be appointed as a member of the Board of Directors and/or Board of Managers of any company that does not directly compete with the Company.

FOURTEENTH. – Employee’s Seniority. The Company recognizes to the Employee a seniority as of February 18, 2016, which shall serve exclusively as a reference to determine the rights and obligations that derive from this employment relationship, and in particular to compute the payment set forth in the Clause Fifteenth below.

FIFTEENTH. – Conventional Payment for termination of the Agreement.

If within three years of the Effective Date (a) Employee’s employment with the Company is terminated by the Company without Cause, or (b) Employee terminates his employment with the Company or resigns for Good Reason, Employee will be paid by the Company either (i) the equivalent amount of the corresponding severance payment set forth in the Federal Labor Law for an unjustified dismissal , OR if greater (ii) the equivalent amount of up to three years’ gross salary, depending on the date of termination (the “Severance Payment”). In case of clause (ii), the Severance Payment shall be reduced by an amount equal to the product of (i) a fraction the numerator of which is the number of completed months elapsed after the Effective Date to the date of termination, and the denominator of which is thirty-six (36) (the “Remaining Term”) and such fraction shall be multiplied by (ii) the Severance Payment. The Severance Payment shall be paid in equal monthly installments over the Remaining Term so long as Employee is in compliance with the Non-Compete provisions provided for in Clause SEVENTEENTH below. In addition, Employee shall be obligated to sign a release agreement in such form and content as reasonably approved by the Company prior to payment of the Severance Payment.

Besides the meaning attributed to it in the Federal Labor Law, “Cause” will also mean the:

1.	Employee’s conviction of, or plea of “no contest” to, a felony or its equivalent under Mexican law;

2.	Employee’s willfully engaging in an act or series of acts of gross misconduct that result in demonstrable and material injury to the Company or the Guarantor; or

3.	Employee’s material breach of any provision of this Agreement, which breach has not been cured in all material respects within twenty (20) days after the Company gives notice thereof to Employee.

“Good Reason” means the occurrence of any of the following events without the Employee’s prior written consent, unless within 30 days after the Employee gives written notice of such event, the Company cures any such event:

1.	the Company’s material breach of this Agreement;

2.	the Company’s appointment/hiring of any employee or officer that is not subordinated to the Employee or Manuel Cosme Odabachian, so long as such person is employed by the Company, or any of its affiliates or subsidiaries;

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3.	a material diminution in the Employee’s responsibilities or authorities, or a material adverse change in his position or title;

4.	a material reduction in the Employee’s Salary or benefits, including his Performance Bonus; or

5.	relocation of the Employee’s principal place of work by more than 75 kilometers without the Employee’s prior written consent.

Any occurrence of a Good Reason event shall be deemed to be waived by the Employee unless he gives the Company written notice of such event within 90 days after it occurs and he terminates his employment hereunder within one year after such event occurs.

SIXTEENTH.- Guaranty. Guarantor hereby guarantees the correct and complete compliance of the obligations set on the Company as per Clause Fifteenth of this Agreement, and therefore jointly with the Company, obligates to pay to the Employee exclusively the Conventional Payment set forth in it, should the events described therein come to materialize.

This does not create an employment relationship between the Employee and the Guarantor.

SEVENTEENTH.-Non-Compete and Non-Solicitation.

(a)       For a period of five (5) years from the Effective Date, the Employee shall not, nor shall he permit, cause or encourage anyone to, engage directly or indirectly, as an owner, employee, consultant, contractor or otherwise, in any business or enterprise that is engaged in the development, commercialization, sales of the OBMP Products, the OBMP Pipeline Products or the Vitel Products (collectively, the “Restricted Business”) anywhere in the world as well as clinical development and marketing of therapeutic candidates similar to products that are part of the Restricted Business anywhere in the world except for those activities listed on Exhibit “B” (the “Excluded Businesses”); provided, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged solely by reason thereof in the Business. For a period of five (5) years from and after the date of this Agreement, the Employee shall not, and shall not permit, cause or encourage anyone to, solicit, recruit, offer employment, hire, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of any of Guarantor or the Company to leave the employ of Guarantor or the Company. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Clause SEVENTEENTH is invalid or unenforceable, the parties hereto agree that the reduction in the scope, duration, or area of the term or provision, or the deletion of specific words or phrases, or the replacement of any invalid or unenforceable term or provision shall be carried out so as to include a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

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(b)       Notwithstanding anything to the contrary in paragraph (a) above, in no event shall the Employee be prohibited from engaging in any business under the following conditions:

Employee shall promptly notify the Company and Guarantor in writing of any business opportunities in ROW with regard to any expansion of any business activity currently conducted by the Employee beyond the Excluded Contracts so long as such business (i) does not interfere with Employee’s duties under this Agreement and (ii) does not compete with any of the products that are part of the Restricted Business anywhere in the world (the “ROW Opportunity”). The Company or Guarantor who is presented with an ROW Opportunity, shall have a period of thirty (30) days in which to decide to participate. In the event the parties to the ROW Opportunity are unable to reach an agreement to consummate the transaction contemplated by the ROW Opportunity within thirty (30) days, the Employee shall be free to pursue the ROW Opportunity without the Company or the Guarantor.

Defined terms in this Clause shall have the meaning attributed to them in Exhibit “B” hereto.

EIGHTEENTH.- Applicable law and jurisdiction. The Parties agree that for any matter not covered by this Agreement, the provisions of the Federal Labor Law shall apply, and in case of any conflict or controversy arising as a consequence of the execution, interpretation or enforcement of this Agreement, they submit to the jurisdiction of the corresponding Labor Conciliation and Arbitration Board

March 10, 2017.

THE EMPLOYEE/ EL EMPLEADO	THE COMPANY/LA COMPAÑÍA

Carlos Fernando Alamán Volnie	Manuel Cosme Odabachian

GUARANTOR

________________________________

Oncbiomune Pharmaceuticals, Inc.

Attorney-in-fact

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EXHIBIT “A”

EXTRALEGAL BENEFITS OF EMPLOYEE

The Employee shall enjoy the following benefits in additions to the ones set forth in this Agreement:

●	Car Allowance. –Throughout the first 3 years of this Agreement, the Company will pay the Employee the gross amount of US$500.00 (Five hundred 00/100 US Dollars) per month, as a car allowance for the Employee.

The car allowance will be paid to the Employee in Mexican Pesos, taking into accordance the US Dollar exchange rate (USD) published in the Mexican Official Gazette, on the prior business day to the payment date.

●	Health Insurance Allowance. –. On a monthly basis, the Company will reimburse Employee or pay the cost of Employee’s major medical insurance policy covering Employee and his family selected by Employee up to an annual amount of insurance premiums of USD$5,000.00 (the “Health Insurance Allowance”), in the understanding that any amount in excess of such Health Insurance Allowance will not be covered by the Company.

The Health Insurance allowance will be paid to the Employee in Mexican Pesos, taking into accordance the US Dollar exchange rate (USD) published in the Mexican Official Gazette, on the prior business day to the payment date

●	Performance Bonus. Every year the Employee will be given an annual performance objectives for the Company, pursuant to the payment of a bonus (the “Bonus”); the bonus target, will be an amount equal to fifty percent (50%) of his Salary (the “Bonus Target”). The performance objectives will be established by the Guarantor’s Board of Directors and communicated to the Employee in writing as soon as practicable after commencement of every calendar year. The Bonus may be greater or less than the Target Bonus (ranging from a threshold Bonus to a maximum Bonus), based on the level of achievement of the applicable performance objectives.

March 10, 2017.

THE EMPLOYEE/ EL EMPLEADO	THE COMPANY/LA COMPAÑÍA

Carlos Fernando Alamán Volnie	Manuel Cosme Odabachian

GUARANTOR

________________________________

Oncbiomune Pharmaceuticals, Inc.

Attorney-in-fact

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EXHIBIT “B”

ACTIVITIES NOT SUBJECT TO NON-COMPETE

The following business activities shall be deemed Excluded Business as provided for in this Agreement so long as such business activity (i) is currently conducted by the Employee pursuant to the terms of any contract or agreement (the “Excluded Contracts”) as in effect as of the Effective Date and for so long as such contract or agreement is in effect, without any amendment to or renewal of such contract or agreement after the Effective Date; (ii) does not interfere with Employee’s duties under this Agreement and (iii) does not compete with any of the products that are part of the Restricted Business anywhere in the world (collectively, the “Excluded Business”):

-	Clinical trials & contract research organization (CRO) services in Mexico.

-	Regulatory affairs consulting services and third party lobbying for sanitary registrations in Mexico.

-	Warehousing and/or hosting of pharmaceutical, biological, over-the-counter (OTC), supplements, medical devices and other health care products in Mexico.

-	Distribution of pharmaceutical, biological, OTC, supplements, medical devices and other health care products to the private and/or government segment in Mexico.

-	Manufacturing and development of branded generics, cosmetic, medical devices and private labels throughout Mexico.

-	Consulting services to international and Mexican companies in the healthcare market.

-	Consulting for the sale, license, acquisition for Mexican and/or foreign companies in Mexico.

Within 20 days from the Effective Date, Employee shall provide the Company with a list of the Current Contracts.

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NEW DEFINED TERMS

“OBMP Products” shall mean the following:

(a) Proscavax® Prostate Cancer;

(b) OBMP Pipeline; and

(c) OBMP vaccine technology, OBMP cancer technologies for the treatment of prostate, ovarian and various other types of cancer and any other technology for medical treatment, drug or medical treatment owned by OBMP or by any OBMP related Person or that use or are based on the technology included in the OBMP IP Rights, the OBMP Licensed IP Rights, the OBMP Owned Rights or the OBMP Registered IP Rights.

“OBMP Pipeline” shall mean the following:

(a) Ovcavax® Ovarian Cancer;

(b) PA-OBC – Breast Cancer;

(c) PGT-OBM – Renal Cancer; and

(d) Any other product under development, developed or to be developed by OBMP and/or by Dr. Jonathan F. Head in collaboration, under contract or under any other type of business relationship with OBMP or with any OBMP related Person.

“Vitel Products” shall mean the following:

(a) Any other product under development, developed or to be developed by Vitel that use or are based on any Vitel IP Rights, Vitel Licensed IP Rights, the Vitel Owned IP Rights and the Vitel Registered IP Rights, or under contract or under any other type of business relationship involving a Material Contract, the Vitel IP Rights, the Vitel Licensed IP Rights, the Vitel Owned IP Rights and the Vitel Registered IP Rights.

“ROW” shall mean all the countries and territories in the world.